As submitted to the Securities and Exchange Commission on March 27, 2024.

Registration No. 333-277882

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

Amendment No. 2
to
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

Big Tree Cloud Holdings Limited
(Exact name of Registrant as specified in its charter)

_____________________________________

Cayman Islands	5900	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Room 3303, Building 1
Zhongliang Yunjing Plaza
Heshuikou Community, Matian Street
Guangming District, Shenzhen 518083, China
+86 0755 2759-5623
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________________________

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

United States

(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________

With copies to:

Jia Yan, Esq. Paul Hastings LLP 43/F Jing An Kerry Center Tower II, 1359 Nanjing West Road Shanghai 200040, PRC Tel: +86 21 6103-2969	Weiheng Chen, Esq. Wilson Sonsini Goodrich & Rosati Suite 1509, 15/F, Jardine House 1 Connaught Place, Central Hong Kong Tel: +852 3972-4955

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Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions to the Business Combination contemplated by the Merger Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Big Tree Cloud Holdings Limited is filing this Amendment No. 2 to its registration statement on Form F-4 (File No. 333-277882) (the “Registration Statement”) as an exhibit-only filing. Accordingly, this amendment consists only of the cover page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.

PubCo’s Amended Articles provides that every director and officer of PubCo, together with every former director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the PubCo against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. No Indemnified Person shall be liable to PubCo for any loss or damage incurred by the PubCo as a result of the carrying out of their functions unless that liability arises through the actual fraud or willful default of such Indemnified Person. No person shall be found to have committed actual fraud or willful default under the Amended Articles unless or until a court of competent jurisdiction shall have made a finding to that effect.

The directors, on behalf of the PubCo, may purchase and maintain insurance for the benefit of any director or other officer of the PubCo.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.     Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1#*	Agreement and Plan of Merger, dated October 9, 2023, by and among PubCo, Holdco, Merger Sub 1, Merger Sub 2, Guangdong Dashuyun and Plutonian (included as Annex A to this proxy statement/prospectus).
3.1††	Amended and Restated Memorandum and Articles of Association of PubCo, as currently in effect.
3.2*	Form of Second Amended and Restated Memorandum and Articles of Association of PubCo, as they shall be in effect upon Closing (included as Annex B to this proxy statement/prospectus).
3.3	Amended and Restated Certificate of Incorporation of Plutonian Acquisition Corp. (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on August 11 2023).
3.4	Amended and Restated Bylaws of Plutonian Acquisition Corp. (Incorporated by reference to Exhibit 3.5 of its Registration Statement on Form S-1/A filed with the SEC on October 14, 2022).
4.1	Specimen Unit Certificate of Plutonian Acquisition Corp. (incorporated by reference to Exhibit 4.1 of registration statement on Form S-1/A filed with the SEC on October 14, 2022).
4.2	Specimen Common Stock Certificate of Plutonian Acquisition Corp. (incorporated by reference to Exhibit 4.2 of registration statement on Form S-1/A filed with the SEC on October 14, 2022).
4.3	Specimen Rights Certificate of Plutonian Acquisition Corp. (incorporated by reference to Exhibit 4.3 of registration statement on Form S-1/A filed with the SEC on October 14, 2022).
4.4	Specimen Warrants Certificate of Plutonian Acquisition Corp. (incorporated by reference to Exhibit 4.4 of registration statement on Form S-1/A filed with the SEC on October 14, 2022).
4.5††	Specimen Ordinary Share Certificate of PubCo.
4.6††	Specimen Warrant Certificate of PubCo.
4.7

Rights Agreement, dated as of November 9, 2022, by and between Plutonian Acquisition Corp. and Continental Stock Transfer & Trust Company (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on November 16, 2022).

4.8

Warrant Agreement, dated as of November 9, 2022, by and between Plutonian Acquisition Corp. and Continental Stock Transfer & Trust Company (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC on November 16, 2022).

4.9††	Form of Supplemental Warrant Agreement.
5.1††	Opinion of Maples and Calder (Hong Kong) LLP as to validity of PubCo Ordinary Shares.

Exhibit Number	Description
5.2	Opinion of Paul Hastings as to validity of PubCo Warrants and Rights.
8.1††	Opinion of Wilson Sonsini Goodrich & Rosati as to certain tax matters.
10.1

Investment Management Trust Agreement, dated as of November 9, 2022, by and between Plutonian Acquisition Corp. and Continental Stock Transfer & Trust Company (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on November 16, 2022).

10.2

Letter Agreement, dated as of November 9, 2022, among Plutonian Acquisition Corp. and each of the initial stockholders, its officers and directors (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on November 16, 2022).

10.3

Stock Escrow Agreement, dated as of November 9, 2022, among Plutonian Acquisition Corp., Continental Stock Transfer & Trust Company and the Insiders (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on November 16, 2022).

10.4

Registration Rights Agreement, dated as of November 9, 2022, by and among Plutonian Acquisition Corp., the Insiders and EF Hutton (Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the SEC on November 16, 2022).

10.5

Indemnity Agreement, dated as of November 9, 2022, by and among Plutonian Acquisition Corp. and its directors and officers (Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the SEC on November 16, 2022).

10.6

Subscription Agreement, dated as of November 9, 2022, by and between Plutonian Acquisition Corp. and Plutonian Investments LLC (Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the SEC on November 16, 2022).

10.7*

Company Shareholder Voting and Support Agreement, dated as of October 9, 2023, by and among Big Tree Cloud Holdings Limited, Big Tree Cloud Merger Sub I Limited, Big Tree Cloud Merger Sub II Inc., Big Tree Cloud International Group Limited, and Guangdong Dashuyun Investment Holding Group Co., Ltd. (included as Annex C to this proxy statement/prospectus).

10.8*

Sponsor Voting and Support Agreement, dated as of October 9, 2023, by and among Plutonian Investments LLC, Big Tree Cloud International Group Limited, Guangdong Dashuyun Investment Holding Group Co., Ltd., Plutonian Acquisition Corp., Big Tree Cloud Holdings Limited, Big Tree Cloud Merger Sub I Limited and Big Tree Cloud Merger Sub II Inc. (included as Annex D to this proxy statement/prospectus).

10.9*	Form of Lock-Up Agreement (included as Annex E to this proxy statement/prospectus).
10.10*	Form of Registration Rights Agreement (included as Annex F to this proxy statement/prospectus).
10.11††	Form of Officer Employment Agreement of PubCo.
10.12††	Form of Director Letter Agreement of PubCo.
10.13††	Form of Director and Officer Indemnification Agreement of PubCo.
10.14††	Form Big Tree Cloud Convenience Store License Agreement (English Translation).
10.15#‡††	Product Purchase Agreement dated March 10, 2023 (Distribution Agreement) (English Translation).
10.16‡††	Technology Development Contract dated January 1, 2024 (English Translation).
21.1††	List of subsidiaries of Big Tree Cloud Holdings Limited.
23.1	Consent of Audit Alliance LLP.
23.2	Consent of Friedman LLP.
23.3

Letter from Friedman LLP regarding the change in the Registrant’s certifying accountant, dated December 22, 2022 (Incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed with the SEC on December 22, 2022).

23.4	Consent of Marcum LLP.
23.5††	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1).
23.6	Consent of Paul Hasting LLP (included in Exhibit 5.2).
23.7††	Consent of Commerce & Finance Law Offices.
24.1	Powers of Attorney.
99.1††	Consent of Yanjie Zhu.
99.2††	Consent of Yifan He.
99.3††	Consent of Fengxin Zhang.
99.4††	Preliminary Proxy Card (included as Annex H to this proxy statement/prospectus).
107††	Filing Fee Table.

____________

*        Included as an annex to this proxy statement/prospectus.

††      Previously filed

#        Annexes, schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

‡        Certain confidential portions (indicated by brackets and asterisks) have been omitted from this Exhibit pursuant to Regulation S-K Item 601(b)(2).

Item 22.     Undertakings

A.     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)    For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)     For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)    For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.      The undersigned registrant hereby undertakes:

(1)    that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)    that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

D.     The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

E.      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shenzhen, PRC, on March 27, 2024.

Big Tree Cloud Holdings Limited
By:	/s/ Wenquan Zhu
Name:	Wenquan Zhu
Title:	Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Wenquan Zhu, each acting alone, as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments that said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities.

Signature	Title	Date
/s/ Wenquan Zhu	Chairman of the Board of Directors, Chief Executive Officer	March 27, 2024
Wenquan Zhu
/s/ Ting Yan	Director, Chief Financial Officer	March 27, 2024
Ting Yan
/s/ Frank Li	Director	March 27, 2024
Frank Li
/s/ Yumao Huang	Director	March 27, 2024
Yumao Huang

AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Big Tree Cloud Holdings Limited, has signed this registration statement in the City of New York, on March 27, 2024.

COGENCY GLOBAL INC.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.